EXHIBIT 99.1

HEICO Corporation Expands Share Repurchase Program

HOLLYWOOD, Fla. and MIAMI, March 31, 2009 (GLOBE NEWSWIRE) -- HEICO Corporation (NYSE:HEI-A) (NYSE:HEI) today announced that its Board of Directors expanded the Company's share repurchase program by an aggregate 1,000,000 shares of either or both of the Company's Class A Common Stock and the Company's Common Stock (its "Stock" or "Shares").

The Company also announced that under a pre-existing repurchase authorization, it has purchased a total of 184,500 shares of its Common Stock at an average price of $22.81 per share and 193,736 shares of its Class A Common Stock at an average price of $20.08 per share since March 2, 2009. HEICO stated that it expects the repurchases to be immediately accretive to its earnings per share.

Including 24,742 shares available for repurchase under HEICO's pre-existing Board buyback approval, but which had not been completely utilized, the Company may now repurchase up to a total of 1,024,742 of its Shares. The Company may make the purchases in all or either of its Class A Common Stock, its Common Stock or any combination thereof, up to the aggregate available amount.

Under the repurchase program, which the Company initiated in 1990 and has successfully used at various times since then, the Company may purchase its Shares in the open market, private transactions or otherwise at times, amounts and prices which it deems advisable.

Laurans A. Mendelson, HEICO's Chairman, President and Chief Executive Officer remarked, "Our Board believes that our current Share prices present an excellent opportunity for the Company to buy its own Stock at favorable prices. While we understand that current weak economic conditions will likely continue to negatively impact our business in the near term, HEICO remains a well capitalized and successful company designed to grow during the intermediate and long term. Investing in our own shares now makes great sense for HEICO and its shareholders."

The Company has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share. There are currently approximately 15.7 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 10.4 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock stock symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunication and electronic equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest rates and economic conditions within and outside of the aviation, defense, space and electronics industries, which could negatively impact our costs and revenues; and HEICO's ability to maintain effective internal controls, which could adversely affect our business and the market price of our common stock. HEICO can provide no assurance about its ability to continue to repurchase shares at prices that are immediately accretive to earnings, or about its ability to substantially complete the announced program within a particular time period. The share repurchase program does not have an expiration date or an anticipated completion date. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:  HEICO Corporation
          Thomas S. Irwin
            (954) 987-4000 ext. 7560
          Victor H. Mendelson
            (305) 374-1745 ext. 7590